Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of June 14, 2017 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and ACELRX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A.     Landlord and Tenant are the parties to that certain lease which is comprised of the following (collectively, the “Existing Lease”): that certain Lease, dated December 21, 2011, entered into by and between Tenant, as tenant, Landlord, as landlord (“Original Lease”); as amended by that certain First Amendment to Lease dated as of May 2, 2014 (“First Amendment”), for certain “Premises” described therein containing approximately 25,893 rentable square feet (“Rentable Area of the Premises”) and commonly known as 301 – 351 Galveston Drive, Redwood City, California, all as more particularly described in the Existing Lease.

B.     Landlord and Tenant desire to provide for (i) the extension of the Term of the Existing Lease, and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Execution Date, the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

Section 2.       Extension of Term. Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on January 31, 2018, and that the Term of the Existing Lease is hereby extended for the period of seventy-two (72) months (the “Second Extended Term”) commencing on February 1, 2018 (the “Second Extension Commencement Date”) and expiring January 31, 2024 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension; provided, however, that the Option to Extend set forth in Section 3 of Rider 2 of the Original Lease shall be amended as set forth in Section 7 of this Amendment.

Section 3.       Monthly Base Rent for Second Extended Term.

Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Second Extension Commencement Date and continuing through the Expiration Date, the amount of Monthly Base Rent payable by Tenant for the Premises shall be as follows:

Period from/to	Monthly Base Rent
2/1/18 – 1/31/19	$99,688.05*
2/1/19 – 1/31/20	$102,795.21
2/1/20 – 1/31/21	$105,902.37
2/1/21 – 1/31/22	$109,009.53
2/1/22 – 1/31/23	$112,375.62
2/1/23 – 1/31/24	$115,741.71

*Notwithstanding anything in the foregoing to the contrary, provided Tenant is not in Default hereunder, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable for the period beginning on February 1, 2018 and continuing through March 30, 2018 totaling not more than One Hundred Ninety-Nine Thousand Three Hundred Seventy-Six and 10/100 Dollars ($199,376.10) in the aggregate (“Abated Rent”). In the event Tenant Defaults under the Lease during the Second Extended Term, the unamortized portion of the Abated Rent (calculated on a straight line basis over the Second Extended Term) shall be immediately due and payable.

Section 4.     Tenant’s Share. During the Second Extended Term, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Operating Expenses and Rent Deposits. Notwithstanding any provisions of the Existing Lease to the contrary, Tenant’s Building Share shall be 100% (based on 25,893 square feet of Rentable Area of the Building), Tenant’s Phase Share shall be 10.99% (based on 235,659 square feet of Rentable Area of the Phase), and Tenant’s Project Share shall be 4.82% (based on 537,362 square feet of Rentable Area of the Project).

Section 5.       Increase in the Security. Notwithstanding any provision of the Existing Lease to the contrary, upon execution of this Amendment, Tenant shall either (a) pay Landlord One Hundred Fifty Seven Thousand Three Hundred Twenty-Three and 40/100 Dollars ($157,323.40) (the “Increased Amount”) in cash, to be held by Landlord to increase the amount of the cash portion of the Security from the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) to the amount of Two Hundred Seven Thousand Three Hundred Twenty Three and 40/100 Dollars ($207,323.40) (which greater amount shall be the cash portion of the Security hereafter required under the Lease if Tenant selects this option (a)), or (b) deliver to Landlord an irrevocable unconditional letter of credit (the “Updated Letter of Credit”), in form and content consistent with the Existing Lease, issued by a bank that meets the issuing requirements of the Existing Lease, and otherwise acceptable to Landlord in its sole discretion, in the amount of Three Hundred Seven Thousand Three Hundred Twenty-Three and 40/100 Dollars ($307,323.40), which shall name Landlord as beneficiary and replace the existing Letter of Credit in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which shall be returned to Tenant within three (3) business days of Tenant’s delivery of the Updated Letter of Credit to Landlord.

Section 6.       “As Is” Condition. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Second Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date (except for the water leaks and HVAC deficiencies which shall be fixed by Landlord in accordance with the Workletter Agreement attached hereto as Exhibit A), without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in the Workletter Agreement attached to this Amendment as Exhibit A.

Section 7.       Option to Extend. The Option To Extend set forth in Section 3 of Rider 2 to the Original Lease shall be amended to replace the reference to “an additional period of five (5) years” in Section 3.1 with “an additional period of six (6) years

Section 8.       Limitation of Landlord’s Liability. Notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Section 27.08 of the Original Lease), Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interest in the Building up to a maximum of Two Million Dollars ($2,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

Section 9.       Time of Essence. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

Section 10.   Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment, it is represented by Jones Lang LaSalle (“Tenant’s Broker”) and, except for Tenant’s Broker and Newmark Cornish & Carey (“Landlord’s Broker”), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Each party hereby indemnifies and agrees to protect, defend and hold the other party harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, such party with respect to the subject matter of this Amendment, except for Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker or Tenant’s Broker, and Landlord hereby agrees to pay such commission, if any, to which each of Landlord’s Broker and Tenant’s Broker is entitled in connection with the subject matter of this Amendment pursuant to a separate written agreement between Landlord’s Broker and Tenant’s Broker. The provisions of this Section 10 shall survive the expiration or earlier termination of the Lease.

Section 11.     Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Original Lease shall apply.

Section 12.      Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 13.     Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 14.      OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

Section 15.     Ratification. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) except pursuant to that certain Sublease Agreement with Gynesonics, Inc. dated October 2, 2015, Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any other subtenant or other party other than Tenant and Gynesonics, Inc.

Section 16.     Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 17.     Disclosure Regarding Certified Access Specialist. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), and (ii) keep the information contained in the Report confidential, except to the extent required by Law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements (the “Access Improvements”). Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations by Tenant of construction-related accessibility standards identified by such Inspection as required by Law ,which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand.

Section 18.     Energy Utility Usage. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon written request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

Section 19.     Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

(signature page to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	ACELRX PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Vincent J. Angotti

Print Name: Vincent J. Angotti

Title: CEO

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By: /s/ Leland Low

Print Name: Leland Low

Title: Director

EXHIBIT A

WORKLETTER AGREEMENT
(Allowance)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain Second Amendment to Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and AcelRX Pharmaceuticals, a Delaware corporation, as Tenant, for the Premises (the “Amendment”). Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Amendment. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1.	AS IS CONDITION; DELIVERY.

Tenant acknowledges that it currently leases and is in possession of the Premises pursuant to the terms of the Existing Lease, and Tenant accepts the Premises and the Building (including the “Base Building”, as defined below) in their current, AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except to the extent expressly provided in this Workletter. For purposes hereof, the “Base Building” (sometimes also referred to as the “Base Building Work”) shall mean the improvements made and work performed during the Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces.

Notwithstanding the terms of Section 8.02 of the Original Lease, and except to the extent caused by Tenant or any Tenant Parties, and so long as Tenant strictly complies with the requirements of Section 8.02, if, during the Second Extended Term, Landlord is made aware and Landlord determines in its reasonable discretion that expenditures of a capital nature for the replacement of any heating, ventilation and air conditioning system (which is otherwise Tenant’s obligation to repair and maintain pursuant to the terms of the Lease) are necessary or are otherwise prudent to perform, Landlord shall cause such work to be completed subject to the terms of the Lease.

Notwithstanding any provision of the Lease, this Workletter or the Amendment to the contrary, if and to the extent that there are any water leaks in the Premises or any water damage to the walls, hard lid ceilings or ceiling tiles of the Premises (collectively “Necessary Repairs”), and within ninety (90) days after the Execution Date, Tenant gives Landlord written notice specifying such Necessary Repairs, Landlord shall promptly make the Necessary Repairs, at Landlord’s sole cost and expense, in good and workmanlike manner; provided, however, that Landlord shall have no obligation under this paragraph to the extent any of the foregoing conditions are caused by or resulting from any act or omission of Tenant or any of Tenant’s contractors, employees, agents, customers or invitees, including, without limitation, any work performed by or on behalf of Tenant.

2.	LANDLORD WORK.

Landlord shall have no obligation to perform any work except to the extent expressly provided in Section 1 above or as expressly provided in the Lease.

3.	TENANT WORK.

3.1         Tenant Work Defined. All tenant improvement work approved by Landlord in accordance with the Lease and performed under this Workletter is referred to as “Tenant Work.”

3.2          Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant to the terms and conditions of the last sentence of Sections 9.01(a)(2) and 9.01(a)(3) of the Original Lease, governing Tenant Alterations; provided that for the purposes of this Section 3.2 only, Tenant Work shall be considered “Tenant Alterations”.

3.3          Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) subject to Landlord’s prior written approval, which shall not unreasonably be withheld.

4.	TENANT’S EXPENSE.

Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof (if applicable), whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs and the cost of Tenant’s FF&E (defined below). Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) at the rate of Fifteen Dollars ($15.00) per square foot of Rentable Area of the Premises, of which up to Three Dollars ($3.00) per square foot may be used for the purchase and installation of Tenant’s FF&E. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of Tenant Work which constitutes permanent improvements to the Premises (including cost of labor, materials and etc.), actual and reasonable costs of design thereof and governmental permits therefor (including, without limitation, building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Work), costs of Tenant’s architect, engineers, contractor or any third-party construction consultants hired by Tenant, costs incurred by Landlord for Landlord’s architects and engineers, and Landlord’s construction administration fee (set forth in Section 5.1 below). For purposes of this Workletter, “Tenant’s FF&E” shall mean Tenant’s furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof. If Tenant does complete the Tenant’s Work by January 31, 2019, Tenant shall have no right to the unused portion of the Allowance.

5.	APPLICATION AND DISBURSEMENT OF THE ALLOWANCE.

5.1          Costs. Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work, which Budget shall be subject to the reasonable approval of Landlord (as approved by Landlord, the “Budget”). Such Budget shall be supported by such documentation as Landlord may reasonably require to evidence the total costs. To the extent the Budget exceeds the Allowance (“Excess Cost”), Tenant shall be solely responsible for payment of such Excess Cost. Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with the following supporting documents: (i) bills and invoices covering all labor and material expended and used in connection with the particular portion of the Tenant Work for which Tenant has requested reimbursement, (ii) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs (except to the extent the Allowance may be applied to Tenant’s FF&E), (iii) contractors affidavit covering all labor and materials expended and used, (iv) Tenant, contractors and architectural completion affidavits (as applicable), and (v) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 5.2 (a) and (b) below (items (i) to (v), collectively, “Supporting Documents”).

5.2         Payment Requests; Disbursement of Allowance. Upon Tenant’s full compliance with the provisions of this Section 5.2, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a)     In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs and/or Tenant’s FF&E (to the extent the Allowance may be applied in accordance with Section 5 above), and there is sufficient amount of Allowance to cover such costs; (ii) Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice (the “Payment Request”); (iii) the Payment Request is accompanied by the Supporting Documents; and (iv) Landlord, or Landlord’s appointed representative, has inspected and reasonably approved the work for which Tenant seeks payment; or

(b)     In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs and/or Tenant’s FF&E (to the extent the Allowance may be applied in accordance with Section 5 above), and there is sufficient amount of Allowance to cover such costs; (ii) Tenant has completed and delivered to Landlord the Payment Request; (iii) the Payment Request is accompanied by the Supporting Documents; and (iv) Landlord, or Landlord’s appointed representative, has inspected and reasonably approved the work for which Tenant seeks reimbursement.

(c)     Tenant shall provide Landlord with the Payment Request and the Supporting Documents by the 15th of the month, and payment shall be made by the 30th day of the month following the month in which such documentation is provided.

6.	CHANGES, ADDITIONS OR ALTERATIONS.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after Landlord’s approval of the Tenant’s Work, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration (if appropriate for the nature of the change). Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities, if any are required. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Excess Cost previously submitted and approved by Landlord.

7.	MISCELLANEOUS.

7.1          Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

7.2          Authorized Representatives.

(a)     Prior to commencing any of Tenant’s Work, Tenant will designate a representative to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon three (3) business days’ notice to Landlord.

7.3          Fee. Landlord shall receive a fee equal to two percent (2.0%) of the Allowance for Landlord’s review and supervision of construction of the Tenant Work, which fee shall be paid by Landlord applying two percent (2.0%) of the Allowance in payment thereof. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans, if any.

8.	FORCE AND EFFECT.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

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